Exhibit 10.22

ATWOOD OCEANICS, INC.

RESTATED EXECUTIVE LIFE INSURANCE PLAN

WHEREAS, pursuant to the terms and provisions of resolutions adopted by the Board of Directors of Atwood Oceanics, Inc., a Texas corporation (the “Company”), at a meeting held on July 8, 1977, the Company adopted an Executive Life Insurance Plan, and the Company and the then eligible executives of the Company executed a related Salary Continuation Agreement dated August 8, 1996 referred to therein; and

WHEREAS, the Company desires to (i) document the arrangements contemplated by the original Executive Life Insurance Plan and certain amendments thereto and (ii) amend the related Salary Continuation Agreements referred to therein.

NOW, THEREFORE, the Company hereby adopts this Restated Executive Life Insurance Plan (the “Plan”), which amends and restates in its entirety the substance of, and course of dealings in connection with, the original Executive Life Insurance Plan.

ARTICLE I

PURPOSE

The purpose of the Restated Executive Life Insurance Plan (the “Plan”) is to supplement the income of certain executive employees (“Executives”) of the Company with deferred compensation payable upon death.

ARTICLE II

ELIGIBILITY AND BENEFITS

2.1 Eligibility and Benefits. Each full-time employee designated as an “executive officer” of the Company and each other full-time key employee designated as eligible by the President of the Company shall be considered Executives eligible for benefits pursuant to the Plan. Benefits shall be payable only in event of the death of the Executives while the Executive is engaged in “active employment” with the Company. For purposes of the Plan, “active employment” means the Executive must be working for the Company or a subsidiary of the Company at the time of death on a full-time basis and paid regular earnings.

2.2 Deferred Compensation Benefits. To achieve the purpose of the Plan, the Company agrees to pay each Executive deferred compensation in the following amount:

a. Two and one-half (2  1/2) times the Executive’s annual salary at the time of death, excluding bonuses and other additional compensation, upon the death of the Executive prior to age 70 during active employment with the Company, if death is due to other than accidental causes; or

b. Five (5) times the Executive’s annual salary at the time of death, excluding bonuses and other additional compensation, upon the death of the Executive prior to age 70 during active employment with the Company, if death is due to accidental causes.

2.3 Salary Continuation Agreement. The Company shall enter into a Salary Continuation Agreement with each Executive to evidence the Executive’s right to benefits pursuant to the Plan. Each Salary Continuation Agreement shall terminate automatically without any further action on the part of the Company or the Executive in the event that, for any reason whatsoever (other than as described in Section 2.5 of the Plan) prior to the death of the Executive, the Executive ceases to be engaged in active employment with the Company.

2.4 Payment of Deferred Compensation. The deferred compensation payable pursuant to the Plan shall be paid to the beneficiary designated by the Executive in thirty (30) equal monthly installments in the event of death due to other than accidental causes, or in sixty (60) monthly installments in the event of death due to accidental causes, beginning on the last day of the month following the month in which the death of the Executive occurs. The deferred compensation paid by the Company pursuant to the Plan shall be subject to federal withholding, FICA, Medicare and other applicable taxes.

2.5 Change in Control. In the event of a termination of any Executive’s Employment with the Company during the two and one-half year period immediately following a Change in Control (as defined in the Company’s 1996 Incentive Equity Plan), then any Salary Continuation Agreement between the Company and such Executive shall remain in effect, and the Company and/or its successor shall be obligated to consider such Executive as having remained in active employment with the Company, and such Executive shall be deemed to remain in active employment with the Company for purposes of determining eligibility for benefits under the Plan, until the earlier of (i) the death of such Executive (at which time the right of the estate or the designated beneficiaries of such Executive under the Plan and the related Salary Continuation Agreement shall have been established), or (ii) the expiration of the two and one-half year period following the Change in Control.

ARTICLE III

ADMINISTRATION OF PLAN

3.1 In General. The Plan shall be administered by the Company. The Company may delegate any of its administrative duties, including without limitation duties with respect to the processing, review, investigation, approval, and payment of benefits under the Plan, to a named administrator or administrators.

3.2 Regulations. The Company shall promulgate any rules and regulations that it deems necessary to carry out the purposes of the Plan, or to interpret the terms and conditions of the Plan; provided that no rule, regulation, or interpretation shall be contrary to the provisions of the Plan. The rules, regulations, and interpretations made by the Company shall, subject only to the terms and provisions of the Plan, be final and binding on any Executive or the estate, heirs and designated beneficiaries of any Executive.

ARTICLE IV

AMENDMENT OR TERMINATION OF PLAN

4.1 Right to Amend or Terminate. The Company reserves the right at any time, and without prior or other approval of any Executive, to change, modify, amend, or terminate the Plan; provided, however, that no such change, modification, amendment, or termination at any time after the death of an Executive shall reduce the benefits to which the estate or designated beneficiary of such Executive is, or may become, eligible to receive; and provided, further that no such change, modification, amendment, or termination during the two and one-half year period immediately following a Change in Control (as defined in the Company’s 1996 Incentive Equity Plan) shall reduce the benefits to which any Executive or his estate or designated beneficiary is, or may become, eligible to receive.

4.2 Amendments Retroactive. All such changes, modifications, or amendments may be retroactive to any date up to and including the original effective date of the Plan, and shall be retroactive to that date unless other provision is specifically made; provided that no such change, modification, or amendment shall adversely affect any benefit under the Plan previously paid or provided to an Executive (or his successor in interest).

ARTICLE V

METHOD OF FUNDING

5.1 Plan Funded by Insurance. The Company may, but shall not be obligated to, fund the deferred compensation payable pursuant to the Plan with the proceeds of insurance maintained by the Company on the lives of the Executives. No property of the Company is or shall be, by reason of this Plan, held in trust for any employee of the Company, nor shall any person have any interest in or any lien or prior claim upon any property of the Company by reason of the Plan or the Company’s obligations to make payments hereunder.

5.2 Policy Provisions. All benefits, terms and conditions of any insurance procured by the Company pursuant to the Plan, including without limitation, any provisions with respect to extension of term, conversion privileges, assignability, and incontestability, shall be subject to and governed by the terms and conditions of the relevant policy or policies. However, no term, condition or limitation of any such policy or policies shall limit the obligation of the Company to pay the deferred compensation payable pursuant to the terms of Plan and the applicable Salary Continuation Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Limitation on Rights. Participation in the Plan shall not give any Executive the right to be retained in the service of the Company or any rights to any benefits whatsoever, except to the extent specifically set forth herein.

6.2 Headings. Headings of Articles and Sections in this instrument are for convenience only, and do not constitute any part of the Plan.

6.3 Gender and Number. Unless the context clearly indicates otherwise, the masculine gender when used in the Plan shall include the feminine, and the singular number shall include the plural and the plural number the singular.

EXECUTED as of the 19 day of March, 1999, but effective as of July 8, 1977.

ATWOOD OCEANICS, INC.

/s/ James M. Holland
James M. Holland, Secretary